Exhibit 99.1

PSEG Investor News                                                  NYSE:PEG
For further information, contact:
    > Brian Smith, Director, Investor Relations          Phone: 973-430-6564
    > Greg McLaughlin, Sr. Investor Relations Analyst    Phone: 973-430-6568
    > Meg Butler, Sr. Investor Relations Analyst         Phone: 973-430-6565
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                                                             October 11, 2002

            MOODY'S INVESTORS SERVICE REAFFIRMS ALL CREDIT RATINGS
              BUT CHANGES OUTLOOK FOR PSEG AND TWO SUBSIDIARIES



     Public Service Enterprise Group (PSEG) today said that Moody's Investors Service has reaffirmed credit ratings but changed the outlook from stable to negative for PSEG, PSEG Power and PSEG Energy Holdings. The outlook change means Moody's will monitor the three businesses more closely with respect to developments that may impact its ratings. Moody's reaffirmed both the ratings and stable outlook for Public Service Electric and Gas Company.


     "PSEG's senior management has had ongoing discussions with Moody's regarding our financial, strategic and operating plans and activities," said Thomas O'Flynn, chief financial officer. "We are pleased that Moody's reaffirmed current ratings on all our businesses, but we are surprised by its outlook changes. However, we recognize that we are operating in a very difficult business environment."


     "PSEG and its subsidiaries have sound business fundamentals that support reasonable earnings and cash flow targets," O'Flynn added. "In September, we strengthened our balance sheet by successfully selling $460 million of participating units, which are preferred securities that are mandatorily convertible into common equity."


     O'Flynn also emphasized that PSEG has minimal long-term debt maturities on the horizon and has strong liquidity sources -- both important measures of financial strength.


     He said PSEG will continue frequent dialogue with Moody's in an effort to assure the rating agency that the company's fundamentals support the retention of the current ratings.

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This  release  includes  forward-looking  statements.  Although  Public  Service
Enterprise  Group   Incorporated   and  its  subsidiaries   believe  that  their
expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.
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